Exhibit 3.36

State of Delaware Secretary of State Division of Corporations Delivered 02:37 PM 04/21/2011 FILED 02:37 PM 04/21/2011 SRV 110442546 – 4972559 FILE

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

FIRST:	The name of the limited liability company is Atlas Pipeline NGL Holding, LLC

SECOND:	The address of its registered office in the State of Delaware is 110 S. Poplar Street, Suite 101, City of Wilmington, County of New Castle, State of Delaware 19801. The name of its registered agent at such address is Andrew M. Lubin.

THE UNDERSIGNED is authorized to execute and file this Certificate of Formation for the purpose of forming the Company as a limited liability company pursuant to the laws of the State of Delaware, and accordingly has hereunto set her hand this 21st day of April, 2011.

/s/ Lisa D. Schumm
Lisa D. Schumm, Authorized Person

LW: 527641.1

State of Delaware Secretary of State Division of Corporations Delivered 09:32 PM 04/26/2011 FILED 08:24 PM 04/26/2011 SRV 110458454 – 4972559 FILE

STATE OF DELAWARE

CERTIFICATE OF CHANGE OF AGENT

AMENDMENT OF LIMITED LIABILITY COMPANY

The limited liability company organized and existing under the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

1. The name of the limited liability company is Atlas Pipeline NGL Holdings, LLC

2. The Registered Office of the limited liability company in the State of Delaware is changed to 1209 Orange Street (street), in the City of Wilmington, Zip Code 19801. The name of the Registered Agent at such address upon whom process against this limited liability company may be served is THE CORPORATION TRUST COMPANY

By:	/s/ Gerald R. Shrader
Authorized Person

Name:	Gerald R. Shrader, Authorized Person
Print or Type

LW: 527641.1